Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

August 25, 2020

Pyxis Tankers Inc.
59 K. Karamanli Street
Maroussi 15125 Greece

Re: Pyxis Tankers Inc.

Ladies and Gentlemen:
We have acted as United States and Marshall Islands counsel to Pyxis Tankers Inc. (the “Company”), a Marshall Islands corporation, in connection with the Company’s registration statement on Form F-1 (File No. 333- 245405) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”), as thereafter amended or supplemented, with respect to the public offering of (i) up to 322,000 Units (the “Units”) each consisting of (ii) one share of the Company’s Series A Cumulative Perpetual Preferred Shares, par value $0.001 per share (the “Preferred Shares”), and (iii) eight public warrants (the “Public Warrants”), for a total of 2,576,000 Public Warrants; and separately from the Units, (iv) up to 100,625 underwriter warrants (the “Underwriter Warrants” and collectively with the Public Warrants”, the “Warrants”), each exercisable to purchase one share of the Company’s common shares, par value $0.001 per share (the “Common Shares”) and (v) Common Shares issuable upon exercise of the Warrants (the “Warrant Shares” and collectively with the Units, Preferred Shares, Warrants and Common Shares, the “Securities”).
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; (iii) the Public Warrant and Warrant Agency Agreement, substantially in the form filed as Exhibit 4.3 to the Registration Statement (the “Warrant Agency Agreement”); (iv) the Underwriter Warrant, substantially in the form filed as Exhibit 4.4 to the Registration Statement; (v) Certificate of Designation of Rights and Preferences of Series A Cumulative Perpetual Preferred Stock, substantially in the form filed as Exhibit 4.2 to the Registration Statement (the “Certificate of Designation”) and (vi) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, and (iii) all Common Shares will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of the Republic of the Marshall Islands in respect of which we are opining).

Based upon and subject to the foregoing and having regard to such other legal considerations which we deem relevant, we are of the opinion that (i) the Units have been duly authorized by the Company and, when the Units are issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and as described in the Registration Statement, the Units will be valid and binding obligations of the Company; (ii) the Preferred Shares have been duly authorized and, when the Certificate of Designation is filed with the Registrar of the Republic of the Marshall Islands and the Preferred Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, such Preferred Shares will be validly issued, fully paid and nonassessable; (iii) the Warrants have been duly authorized by the Company and, when the Warrant Agency Agreement is executed and delivered, and when the Warrants are issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and as described in the Registration Statement, the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iv) the Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms thereof and the Registration Statement, will be validly issued, fully paid and non-assessable.
The foregoing opinions are subject, in each case, to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors’ rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.
This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP